Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-194209 and 333-181057 on Form S-3 and Registration Statement Nos. 333-184038, 333-60295, 333-110959, 333-130405, and 333-160444 on Form S-8 of our reports dated February 22, 2016, relating to the financial statements and financial statement schedule of Central European Media Enterprises Ltd, and subsidiaries, and the effectiveness of Central European Media Enterprises Ltd. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Central European Media Enterprises Ltd. and subsidiaries for the year ended December 31, 2015.
DELOITTE LLP
London, United Kingdom
February 22, 2016